Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts:
Wilson W. Cheung Chief Financial Officer (510) 683-5900
Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, Inc. Announces Management Change

FREMONT California, March 18, 2009 – AXT, Inc. (NASDAQ - AXTI) a leading manufacturer of compound semiconductor substrates, today announced that Dr. Philip C. S. Yin has resigned as chairman and chief executive officer of the Company, to pursue other opportunities, effective immediately.  Dr. Yin has also resigned as a member of the Board of Directors.  Jesse Chen, an AXT director since 1998 and our Lead Independent Director, has been named non-executive Chairman of the Board of Directors, effective immediately. The Board of Directors will be conducting a search for a successor Chief Executive Officer.

“We appreciate the contributions that Phil has made to the Company since his appointment as Chief Executive Officer in 2005.  We thank him for his dedication and the many contributions that he has made, and we wish him well in his future endeavors,” said Mr. Chen, Chairman of the Board.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

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AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.